Exhibit 10.1

August 25, 2011	REVISED OFFER LETTER

Neal Fuller

Dear Neal,

This will confirm your recent discussions with John regarding our offer of employment at SeaBright Insurance Company, a subsidiary of SeaBright Holdings, Inc., (collectively, “SeaBright”).  We are offering the following terms and conditions for your employment as a regular full time employee:

Title:	Senior Vice President, Chief Financial Officer and Assistant Secretary

Reporting To:	John Pasqualetto, Chairman and Chief Executive Officer

Proposed Date of Hire:	September 12, 2011

Compensation:
A base salary of approximately $14,583.34 per pay period which equates to an annual salary of $350,000.00.  SeaBright currently has 24 pay periods in a year (approximately the 15th and last day of each month).

Our salary program is one that emphasizes salary increases based on merit while recognizing the value of the job to our companies.  SeaBright’s annual Merit Review Program is conducted April 1st of each year.

Bonus:
65% annual bonus at target level, with a swing of 0% to 130% of your annual salary earned as of December 31st of each year, based on the achievement of SeaBright Holdings Inc. and SeaBright Insurance Company above or below target levels and personal objectives that are set from time-to-time.

You must be employed in good standing by SeaBright Insurance Company at the time of payment to be eligible.  The bonus payment will be at the sole discretion of SeaBright and its Board of Directors.

Sign-on Bonus:
You will be paid a sign on bonus of $65,000, within thirty (30) days after your first day of employment with SeaBright.  This bonus is subject to 100% recapture should you not be employed at SeaBright or not be an employee in good standing twelve (12) months from the bonus payment date.  This recapture provision will not apply if SeaBright experiences a material change in control and, as a result, your position is eliminated or your compensation package is substantially reduced.

Sign on Restricted Stock:
We will recommend to SeaBright’s Board of Directors the needed number of shares that equals a $500,000 grant of SeaBright’s restricted stock to be awarded to you in accordance with SeaBright’s attached Amended and Restated 2005 Long-Term Equity Incentive Plan (the “Plan”).  Such grant is subject to approval by the Compensation Committee of SeaBright’s Board at the next regularly scheduled meeting following your date of hire.

The grant made in connection with your sign on is subject to our usual vesting schedule, which is three year “cliff vesting.”  Upon the third anniversary of the date of grant the restricted stock shall vest 100%.

Prior to vesting, restricted stock may not be sold, pledged, or transferred and will be subject to other restrictions as more fully described in the Plan.

2012 Fiscal Year – Long-Term Equity Incentive Plan:
It is our intent, in connection with the 2012 fiscal year only, to guarantee your minimum participation at a specified level in the Plan as set forth below.  The participation will be subject to our usual proportionate distribution between restricted stock and incentive stock options of three shares of restricted stock for every one incentive stock option.  We will utilize your base salary of $350,000 as the “Equivalent Value” to calculate the actual number of shares of restricted stock and of the incentive stock options to be granted.

Restricted Stock Guarantee:

Consistent with our intent stated above, for the 2012 fiscal year only, we will recommend to SeaBright’s Board of Directors that you be granted   shares of restricted stock, after the proportionate distribution between restricted stock and incentive stock options of three shares of restricted stock for every one incentive stock option (and otherwise in accordance with the Plan) is calculated so that the grant of restricted stock and incentive stock options together totals Equivalent Value.  Such grant is subject to approval by the Compensation Committee of SeaBright’s Board.  It is anticipated that this grant will be made in the first quarter of calendar year 2013.

You must be employed in good standing by SeaBright Insurance Company at the time of this grant to be eligible.

Incentive Stock Options Guarantee:

We will recommend to SeaBright’s Board of Directors that you be granted incentive stock options, after the proportionate distribution between restricted stock and incentive stock options of three shares of restricted stock for every one incentive stock option (and otherwise in accordance with the Plan) is calculated so that the grant of restricted stock and incentive stock options together totals Equivalent Value.  Such grant is subject to approval by the Compensation Committee of SeaBright’s Board.  It is anticipated that this award will be made in the first quarter of calendar year 2013.

These options will vest over 4 years from the date of grant according to the following schedule:

First vest      (2014):    25%
Second vest  (2015):    50%
Third vest     (2016):    75%
Fourth vest    (2017):  100%

The exercise price of these options will be equal to the closing price of SeaBright’s stock as listed on the NYSE on the date of the grant.

You must be employed in good standing by SeaBright Insurance Company at the time of the grant to be eligible.

Taxes:
You acknowledge and agree that you (and not SeaBright) are responsible for your own tax liability that may arise as a result of employment with SeaBright and the transactions contemplated by this offer letter.

Severance Protection:
In the event you are terminated from SeaBright (other than for Cause as defined below) due to elimination of position or a material change in control of SeaBright during the first 12 months of your employment, you will be entitled to 100% of your annual base salary, payable from the date of termination for a period of twelve (12) months thereafter.

Cause, as defined for purposes of this provision, means if you: (1) are inattentive to your lawful duties after at least one written notice has been provided to you and you have failed to cure the same within a 30-day period thereafter, (2) report to work under the influence of alcohol or illegal drugs, or use illegal drugs (whether or not at the workplace), (3) engage in conduct causing SeaBright public disgrace or disrepute or economic harm, (4) breach your duty of loyalty to SeaBright or engage in any acts of dishonesty or fraud with respect to SeaBright or any of its business relations, (5) are convicted of a felony or any crime involving dishonesty, breach of trust, or physical or emotional harm to any person (or enter a plea of guilty or nolo contendere with respect thereto), (6) breach any material term of this offer letter, any ancillary agreement or any agreement between you and SeaBright or any of its affiliates and such breach (if capable of cure) is not cured within thirty (30) days following written notice thereof from SeaBright, (7) are insubordinate, (8) engage in improper conduct toward any employee or agent of SeaBright or SeaBright’s affiliates, or (9) are terminated for substandard performance.

Insured Benefits:
You will be eligible to participate in SeaBright’s group medical, dental, prescription, vision, life, and disability insurance programs the first of the month coinciding or following your date of hire.

401(k) Plan:
All full time employees who meet the eligibility requirements are immediately eligible to participate in the SeaBright Insurance Company 401(k) Plan.  Enrollment will become effective as soon as administratively feasible which typically means 1 to 2 pay periods.

SeaBright will make a matching contribution to your account in an amount equal to 100% of the first 5% of your eligible compensation, contributed to the Plan as pretax contributions.  You will be 100% vested in these contributions when made.

Vacation:	An amount equal to four weeks vacation annually, plus floating holidays as provided in SeaBright’s vacation policy and holiday schedule. Your vacation allowance will accrue based on your date of hire.

Confidentiality and Other Agreements:
You are required by the Board of Directors to sign SeaBright’s Confidentiality Agreement, Code of Conduct-Senior Financial Employees, Conflict of Interest and Code of Conduct Policy and the Policy on Insider Trading.

Compliance With Other Agreements:
It is understood that you have complied and will continue to fully comply with any policies covering trade secrets, inventions, confidential information, non-competition or solicitation from any former employer.

Background and Reference Check:	This offer is contingent upon the completion of a satisfactory background and reference check. This shall be at the sole discretion of SeaBright and/or its Board of Directors.

At-Will Employment:	Your employment at SeaBright is "at will" and may be terminated by either you or SeaBright at any time with or without cause, with or without prior notice or warning.

Employment Agreement:	This Offer of Employment contemplates the execution of a more formal employment agreement between the parties over the next 12 months from date of hire.

Proposal Expiration:	Terms of Proposed Employment will expire if no written acceptance is received by close of business, 4:30 p.m. Pacific Daylight Time, on Friday, August 26, 2011.

Offered on behalf of SeaBright by:

/s/ Gene Gerrard                                                                    8/25/11
Gene Gerrard                                                                            Date
AVP, Human Resources

Enclosures – Amended and Restated 2005 Long-Term Equity Incentive Plan, Confidentiality Agreements, Mutual Non-Disclosure Agreement, Employment Application, 2011 W4, Direct Deposit Form, I-9, Sign-on Bonus Agreement, Non-Solicitation Agreement and Release for Background Check.

Candidate Declaration
I have read and discussed the offer of employment as outlined in this letter.  I understand the conditions of employment with SeaBright and I accept this offer.

/s/ Neal A. Fuller	8/25/11
Signature	Date

If you accept SeaBright’s offer of employment as outlined in this letter, please remember to sign one copy and return it to Human Resources in the self-addressed envelope, along with a completed:

❑	Confidentiality Agreement
❑	Disclosure Authorization Form
❑	I-9
❑	W4
❑	Direct Deposit Form (include a voided check)
❑	Application
❑	Mutual Non-Disclosure Agreement
❑	Sign-on Bonus Agreement
❑	Non-Solicitation Agreement

Upon receipt of this letter and accompanying forms, Human Resources will send you a new hire package that contains information about SeaBright’s employment practices and forms for enrollment in SeaBright’s insured benefits program.

Your Name (As You Would Like It To Appear on Your Business Card)

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